                                                                     EXHIBIT 2.2

                                 EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                             AMKOR TECHNOLOGY, INC.

                                       AND

                    UNITIVE SEMICONDUCTOR TAIWAN CORPORATION

                                       AND

                             CERTAIN SHAREHOLDERS OF

                    UNITIVE SEMICONDUCTOR TAIWAN CORPORATION

                                  JUNE 3, 2004

                                TABLE OF CONTENTS

ARTICLE I             SALE AND TRANSFER OF SHARES; CLOSING                                       1
     Section 1.1      Definitions                                                                1
     Section 1.2      Basic Transaction                                                          1
     Section 1.3      Purchase Price                                                             2
     Section 1.4      Closing                                                                    2
     Section 1.5      Closing Obligations                                                        2
     Section 1.6      Option to Purchase Remaining Shares                                        3

ARTICLE II            REPRESENTATION AND WARRANTIES                                              5
     Section 2.1      Representations and Warranties Regarding the Company                       5
     Section 2.2      Representations and Warranties Regarding the Shares                        5
     Section 2.3      Representations and Warranties Regarding the Purchaser                     5

ARTICLE III           CONDITIONS PRECEDENT TO THE CLOSING                                        5
     Section 3.1      Conditions Precedent to the Purchaser's Obligation to Close                5
     Section 3.2      Conditions Precedent to the Company's and Seller' Obligation to Close      5

ARTICLE IV            POST-CLOSING AGREEMENTS OF THE SELLERS AND THE COMPANY                     6
     Section 4.1      Election of New Directors and Supervisors                                  6
     Section 4.2      Transition Matters                                                         6

ARTICLE V             TERMINATION                                                                6
     Section 5.1      Termination Events                                                         6
     Section 5.2      Effect of Termination                                                      7

ARTICLE VI            INDEMNIFICATION; REMEDIES                                                  7
     Section 6.1      Survival; Right to Indemnification Not Affected by Knowledge               7
     Section 6.2      Indemnification and Payment of Damages by Sellers                          7
     Section 6.3      Indemnification and Payment of Damages by the Purchaser                    8
     Section 6.4      Time Limitations                                                           8
     Section 6.5      Limitation on Amount; Escrow of Portion of Remaining Shares                9
     Section 6.6      Procedure for Indemnification-Third Party Claims                          10
     Section 6.7      Procedure for Indemnification-Other Claims                                12

ARTICLE VII           GENERAL PROVISIONS                                                        12
     Section 7.1      General Provisions                                                        12

                             SCHEDULES AND EXHIBITS
SCHEDULES

A.    List of Sellers

B.    Definitions

C.    Representations and Warranties Regarding The Company

D.    Representations and Warranties Regarding The Shares

E.    Representations and Warranties of The Purchaser

F.    Conditions Precedent to The Purchaser's Obligation to Close

G.    Conditions Precedent to The Company's and The Sellers' Obligation to Close

H.    General Provisions

I.    Pre-Closing Covenants of the Company

J.    Company Disclosure Schedule

K.    Sellers' Disclosure Schedule

L.    Purchaser Disclosure Schedule

EXHIBITS

Exhibit A         Amended Joint Venture Agreement

Exhibit F.4(a)    Main Points  of Opinion of Counsel to Company

Exhibit G.4(a)    Main Points of Opinion of Counsel to the Purchaser

                            STOCK PURCHASE AGREEMENT

            This Stock Purchase Agreement ("Agreement") is entered into as of this 3rd day of June, 2004, by and among UNITIVE SEMICONDUCTOR TAIWAN CORPORATION, a company limited by shares organized pursuant to the laws of the Republic of China (the "Company"), certain of the shareholders of the Company as listed in Schedule A (the "Sellers"), represented by RAY C. CHANG and DANIEL TENG, jointly or singly, each as a duly appointed Attorney-in-fact of the Sellers (each a "Sellers' Representative"), and AMKOR TECHNOLOGY INC., a Delaware, U.S.A. corporation (the "Purchaser"). The Company, the Sellers and the Purchaser are sometimes singularly referred to herein as a "Party," and collectively as the "Parties."

                                    RECITALS

            WHEREAS, the Company is a world-class wafer-level packaging foundry service house located in Taiwan;

            WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, (a) Fifty-four Million One Hundred Twenty-eight Thousand (54,128,000) shares of common stock, par value NT$10 per share of the Company (the "Shares") (representing 51% of all of the Shares of the Company held by the Sellers collectively and equivalent to 41.64% of the issued and outstanding Shares of the Company) if Unitive International Limited ("UIL") sells all of its Shares to the Purchaser or (b) Sixty-six Million Three Hundred Thousand (66,300,000) Shares (representing 62.47% of all of the Shares of the Company held by the Sellers collectively and equivalent to 51% of the issued and outstanding Shares of the Company), if UIL does not sell all of its Shares to the Purchaser, for the consideration and on the terms set forth in this Agreement;

            WHEREAS, the Company, the Sellers and the Purchaser desire to promote their mutual interests by entering into this Agreement;

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants, representations and warranties made herein, the Parties agree as follows:

                                    ARTICLE I
                      SALE AND TRANSFER OF SHARES; CLOSING

SECTION 1.1 DEFINITIONS. The terms defined in Schedule B hereto are incorporated by reference herein and constitute part of this Agreement.

SECTION 1.2 BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, at the Closing, (a) the Purchaser agrees to purchase from each Seller and each Seller agrees to sell to the Purchaser the number of Shares specified by each Seller's name in Schedule A free and clear of all Encumbrances (the "Basic Transaction") and (b) each Seller further grants to the Purchaser an option to purchase its remaining Shares on the terms specified in Section 1.6 of this Agreement (the "Option"). The exact number of Shares to be purchased shall be determined immediately prior to the Closing. If UIL sells all of its Shares to the Purchaser, then the Purchaser shall purchase a total of Fifty-four Million One Hundred Twenty-eight Thousand (54,128,000) Shares (representing 51% of all of the Shares of the Company held by the Sellers collectively and equivalent to 41.64% of the issued and outstanding Shares of the Company) from the Sellers at the Closing; otherwise, if UIL does not sell all of its

            Shares to the Purchaser, the Purchaser shall purchase a total of Sixty-six Million Three Hundred Thousand (66,300,000) Shares (representing 62.47% of all of the Shares of the Company held by the Sellers collectively and equivalent to 51% of the issued and outstanding Shares of the Company) from the Sellers at the Closing.

SECTION 1.3 PURCHASE PRICE. The purchase price will be Eleven and one-half
            New Taiwan Dollars (NT$ 11.50) per Share (the "Purchase Price"), to be paid in cash and to be delivered by the Purchaser to the Sellers pursuant to Section 1.5(b)(ii) at the Closing.

SECTION 1.4 CLOSING. The closing of the Basic Transaction (the "Closing")
            shall take place at the offices of the Company on June 18, 2004 or at such other time and place as the Parties may agree, but in no event later than July 2, 2004 (U.S. west coast time); provided, however, that if a Force Majeur prevents the Parties from holding the Closing by such date, this date shall be automatically extended by ten (10) days. Subject to the provisions of Article V, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this
            Section 1.4 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

SECTION 1.5 CLOSING OBLIGATIONS. At the Closing,

            (a)   The Sellers' Representative will deliver to the Purchaser:

                  (i) subject to Section F.5, all of the Share Certificates owned by each Seller, duly and properly chopped and endorsed for transfer to the Purchaser (depending on whether UIL sells all of its Shares to the Purchaser, 41.64% or 62.47% of which shall be transferred to the Purchaser at the Closing, a portion to be held in escrow in accordance with Section 6.5 and the remainder to be held in escrow pending the Purchaser's exercise of Option); and

                  (ii) the various opinions, certificates, instruments and other documents referred to in Schedule F to this Agreement; and

            (b)   The Purchaser will deliver to the Sellers:

                  (i) cash in the amount of the Purchase Price (the "Cash Payment") in immediately available funds by wire transfer to the following escrow account to be administered by the Escrow Agent:

                             Bank Name:       The Farmers Bank of China Foreign
                                              Department
                             Account Number:  08009131312
                             Account Name:    Pamir Law Firm
                             Bank Address:    85 Nanking East Road, Section 2,
                                              Taipei 104, Taiwan
                             Telephone No.:   +886-2-2100-3456
                             Swift Code:      FBOCTWTP
                             Through:         JPMorgan Chase Bank, New York
                                              (CHASUS33)
                                              Farmers Bank Account No.
                                              0011863263
                        and

                  (ii) the various certificates, instruments and other documents referred to in Schedule G to this Agreement.

            (c) The Escrow Agent shall pay all applicable securities transaction taxes out of the Cash Payment not later than one
                  (1) business day after the Closing Date and provide the appropriate tax payment receipts to the applicable parties as soon as practicable thereafter. The Escrow Agent shall also pay all Sellers' Transaction Fees out of the Cash Payment. After such payments are made, the Escrow Agent shall pay to each Seller his/her/its portion of the Cash Payment (minus applicable securities transaction taxes and his/her/its pro rata portion of the Sellers' Transaction Fees) to the bank accounts designated by each Seller in his/her/its Seller POA.

            (d) If on the Closing Date, less than all of the shareholders of the Company have become parties to this Agreement (for failure to return a properly executed Seller POAs), the Purchaser shall deposit into an escrow account an amount of cash in the amount necessary to pay the Purchase Price to these shareholders. As soon as practicable after properly executed Seller POAs are received, upon the instruction of the Purchaser after the Purchaser has obtained requisite foreign investment approval, the Purchaser, the Company and the Escrow Agent shall distribute the Purchase Price to such shareholders in accordance with Section 1.5(c).

SECTION 1.6 OPTION TO PURCHASE REMAINING SHARES. Each Seller hereby grants to the Purchaser an option to purchase all, but not less than all, of its remaining Shares it holds in the Company immediately prior to the Closing (collectively hereinafter referred to as the "Remaining Shares") pursuant to the terms and conditions set forth herein. At the Closing, each Seller shall have delivered Share Certificates representing the Remaining Shares, duly and properly chopped and endorsed for transfer to the Purchaser, which Share Certificates shall be deposited into escrow in accordance with Section 6.5 and the remainder to be held in escrow pending the Purchaser's exercise of Option.

            (a) The Purchaser may exercise the Option any time before the date eighteen (18) calendar months after the Closing Date (the "Exercise Period") at its sole discretion, provided, however, that the Purchaser shall provide to the Sellers' Representative written notice of its intention to exercise the Option five (5) business days prior to the Exercise Date, and the Sellers' Representative shall so inform each Seller; and the Purchaser must exercise the Option within the Exercise Period upon the earliest of:

                  (i) The date not later than sixty (60) days after the Purchaser's receipt of an audited quarterly financial report prepared by the Company Accountants showing that the Company has positive or break-even operating income for two (2) consecutive quarters in accordance with R.O.C. GAAP; or

                  (ii) When both of the following events have occurred: (A) the Company has successfully been qualified by IBM for production and (B) for two (2) consecutive calendar months, 2.25x + y >= 8,000 wafers per month, where x represents the number of twelve-inch wafers serviced by the Company during one calendar month and y represents the number of eight-inch wafers serviced by the Company during one calendar month.

            (b) The price per Share at which the Purchaser shall exercise the Option (the "Exercise Price") shall be comprised of a price per Share and an earn-out payment, both calculated as follows:

                  (i) The price per Share component of the Exercise Price (the "Exercise Price Per Share") shall be according to the following chart:

  Option Indebtedness of the
 Company at Time of Exercise
     (in Millions NTD)
----------------------------            Exercise Price Per Share
   Minimum        Maximum                        (NTD)
--------------------------------------------------------------------------------
      0            1,250                      11.75
--------------------------------------------------------------------------------
 Over 1,250                            Reduction of NTD 0.37
                                           from NTD 11.75
                                      for every NTD 34 million
                              of Option Indebtedness above NTD 1,250,000,000
--------------------------------------------------------------------------------

            and

                  (ii) The earn-out component of the Exercise Price (the "Exercise Earn-out") shall equal 14% of the Company's EBTDA one (1) calendar year after the first day of the next calendar month after the date the Purchaser exercises the Option (the "Exercise Date").

            (c) The Purchaser shall exercise the Option by providing notice in writing to the Sellers' Representative of its intention to exercise the Option not later than five (5) business days prior to the Exercise Date and after the Purchaser has obtained requisite foreign investment approval, and the Sellers' Representative shall so inform each Seller. Thereafter, the Sellers' Representative shall promptly use Reasonable Efforts to take all necessary actions to allow the Purchaser to complete its exercise of the Option.

            (d) On the Exercise Date, after the Purchaser has taken possession of the Share Certificates representing the Remaining Shares, in accordance with the escrow arrangements mutually agreed upon with the Escrow Agent, and has completed all necessary share transfer procedures, the Purchaser shall authorize the Escrow Agent to distribute the Exercise Price Per Share to the Sellers, subject to withholdings and deductions specified below.

            (e) The Company Accountants shall calculate the Option Indebtedness and resulting Exercise Price Per Share based on the closing balance sheet of the month prior to the Exercise Date (which balance sheet shall have been certified by the Company Accountants). The Exercise Price Per Share shall be payable to the Sellers on the Exercise Date, minus (A) any Sellers' Transaction Fees associated with the Purchaser's exercise of the Option, (B) the applicable securities transaction tax payable in connection with the transfer of the Remaining Shares, calculated on the Exercise Price Per Share and the Purchaser's good faith estimate of the Exercise Earn-out, and (C) tax liabilities incurred by the Company as a result of any of the items listed in Section C.12(e), if any (provided that with respect to any deductions for such tax liabilities, the Parties have agreed that such deductions shall be considered Damages subject to the Indemnification Limit, but the Purchaser may make such deductions directly without following the procedures specified in Article 6).

            (f) The Company Accountants shall have thirty (30) days to calculate and certify the Exercise Earn-out after the date one year after the Exercise Date. The Exercise Earn-out shall be paid to the Sellers not later than fifteen (15) calendar days after the Company Accountants certify the calculation of the Exercise Earn-out, at which time each Seller shall be paid its pro rata portion (based on the number of Remaining Shares it sold to the Purchaser on the Exercise Date) of the Exercise Earn-out (less (A) any Sellers' Transaction Fees then applicable, (B) any withholdings in accordance with applicable Legal Requirements and (C) tax liabilities incurred by the Company as a result of any of the items listed in Section C.12(e), if any (provided that with respect to any deductions for such tax liabilities, the Parties have agreed that such deductions shall be considered Damages subject to the Indemnification Limit, but the Purchaser may make such deductions directly without following the procedures specified in Article 6)).

            (g) In the event that the Purchaser does not exercise the Option within the Option Period, the Purchaser shall cause the Escrow Agent to release from escrow all the Share Certificates representing the Remaining Shares back to the Sellers, who may then cancel their endorsements for transfer on the back of each Share Certificate; provided, however, that any Share Certificates representing Remaining Shares held in escrow pursuant to Section 6.5 shall remain in escrow subject to the provisions of Section 6.5 until the date two (2) years from the Closing Date.

                                   ARTICLE II
                          REPRESENTATION AND WARRANTIES

SECTION 2.1 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY. The Company
            and the Sellers' make the representations and warranties regarding the Company set forth in Schedule C hereto, all of which are incorporated by reference herein and constitute part of this Agreement.

SECTION 2.2 REPRESENTATIONS AND WARRANTIES REGARDING THE SHARES. Each of the
            Sellers makes the representations and warranties regarding the Shares set forth in Schedule D hereto, all of which are incorporated herein by reference and constitute part of this Agreement.

SECTION 2.3 REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER. The
            Purchaser makes the representations and warranties set forth in Schedule E hereto, all of which are incorporated herein by reference and constitute part of this Agreement.

                                   ARTICLE III
                       CONDITIONS PRECEDENT TO THE CLOSING

SECTION 3.1 CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE. The
            obligations of the Purchaser to purchase the Shares and consummate the Basic Transaction are set forth in Schedule F hereto, all of which are incorporated herein by reference and constitute part of this Agreement, and the Company and the Sellers shall have complied with the pre-closing covenants set forth in Schedule I hereto, all of which are incorporated herein by reference and constitute part of this Agreement.

SECTION 3.2 CONDITIONS PRECEDENT TO THE COMPANY'S AND SELLER' OBLIGATION TO
            CLOSE. The obligations of the Company and the Sellers to sell the Shares and consummate the Basic Transaction are set forth in Schedule G hereto, all of which are incorporated herein by reference and constitute part of this Agreement.

                                   ARTICLE IV
             POST-CLOSING AGREEMENTS OF THE SELLERS AND THE COMPANY

            The Company and the Sellers covenant and agree with the Purchaser that, following the Closing of the Basic Transaction, the Company will comply with all the covenants and agreements of this Article IV, except to the extent
(i) the Purchaser may otherwise consent in writing or (ii) otherwise required by applicable Legal Requirements.

SECTION 4.1 ELECTION OF NEW DIRECTORS AND SUPERVISORS. Not later than the first
            (1st) business day after the Closing Date, the Chairman of the Company shall send a notice to each director of the Company to convene a Board of Directors meeting for the purpose of convening a meeting as of shareholders of the Company to re-elect the directors and supervisors of the Company in accordance with the Amended Joint Venture Agreement. Such notice shall have been prepared and approved by the Purchaser before the Closing Date.

SECTION 4.2 TRANSITION MATTERS. The Company and the Sellers who comprise of management of the Company shall, as soon as practicable after the Closing, cooperate with the Purchaser to complete all necessary amendments to the Company's registration and records with Governmental Bodies, changes to the signatures and chops used on the Company's bank accounts and any other transition matters deemed necessary by the Purchaser arising as a result of the Basic Transaction and the obligations set forth in the Amended Joint Venture Agreement, including authorizing the use of all necessary chops used by the Company immediately prior to the Closing.

                                    ARTICLE V
                                   TERMINATION

Section 5.1 TERMINATION EVENTS. This Agreement may be terminated at any time prior to Closing:

            (a) by the Purchaser, the Sellers' Representative and the Company by mutual written consent at any time prior to the Closing;

            (b) by the Purchaser, the Sellers' Representative or the Company if the Closing shall not have been consummated on or before July 2, 2004 (U.S. west coast time); provided, however, that if a Force Majeur prevents the Parties from holding the Closing by such date, this date shall be automatically extended by ten (10) days;

            (c) by the Company, the Sellers' Representative or the Purchaser if there shall be any law or regulation that makes consummation of the Basic Transaction or the exercise of the Option illegal or otherwise prohibited or if consummation of the Basic Transaction or the exercise of the Option would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

            (d) by the Purchaser by giving written notice to the Company at any time prior to the Closing (i) in the event the Company has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Purchaser has notified the Company of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (ii) if events occur which render impossible compliance with one or more conditions set forth in Schedule F and such conditions are not waived by the Purchaser; provided that such events did not result from any action or omission by the Purchaser which was within its control and which the Purchaser was not expressly permitted to take or omit by the terms of this Agreement; and

            (e) by the Company by giving written notice to the Purchaser at any time prior to the Closing (i) in the event the Purchaser has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified the Purchaser of the breach, and the breach has continued without cure for a period of (thirty) 30 days after the notice of breach or (ii) if events occur which render impossible compliance with one or more conditions set forth in Schedule G, and such conditions are not waived by the Company; provided that such events did not result from any action or omission by the Company which was within the control of the Company and which the Company was not expressly permitted to take or omit by the terms of this Agreement.

Section 5.2 EFFECT OF TERMINATION. Each Party's right of termination under
            Section 5.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 5.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Section H.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                   ARTICLE VI
                            INDEMNIFICATION; REMEDIES

Section 6.1 SURVIVAL; RIGHT TO INDEMNIFICATION. The representations, warranties, covenants, and obligations of the Company and the Sellers in this Agreement, the Company Disclosure Schedule, the Sellers' Disclosure Schedule, the supplements to the Company Disclosure Schedule and the Sellers' Disclosure Schedule and any other certificate or document delivered by the Company and the Sellers pursuant to this Agreement will survive the Closing. The Purchaser's right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations shall be limited to the extent that the Purchaser had any Actual Knowledge prior to the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The written waiver by the Purchaser of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will be deemed to limit the Purchaser's right to indemnification, payment of Damages, or other remedy based on the specific representations, warranties, covenants, and obligations so waived.

Section 6.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE SELLERS. The Sellers
            will, jointly and severally, indemnify and hold harmless the Purchaser and its Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages") (to the extent that the Company's existing insurance policies do not cover such Damages), arising, directly or indirectly, from or in connection with:

            (a) any Breach of any representation or warranty or covenant or obligation made by the Company or the Sellers in this Agreement, the Company Disclosure Schedule, or any other certificate or document delivered by the Company pursuant to this Agreement, except as specifically covered in subsections
                  (b), (c) and (d) below;

            (b) any Tax in excess of amounts accrued on the Balance Sheet or disclosed in Section C.12(a) of the Company Disclosure Schedule (without giving effect to any supplement to the Company Disclosure Schedule), any and all liabilities, interest and penalties resulting from Tax matters arising before the Closing Date and any breach of the representation and warranty set forth in Section C.12;

            (c) any claim brought against the Company or the Purchaser arising in connection with the operations of the Company prior to the Closing Date, including but not limited to the matters covered by Sections C.8, C.11, C.14, C.15, C.16, C.17, C.18, C.20,
                  C.21 and C.25;

            (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments other than as provided in Section C.23 of the Company Disclosure Schedule based upon any agreement or understanding alleged to have been made by any such Person with the Company (or any Person acting on their behalf) in connection with the Basic Transaction.

            The remedies provided in this Section 6.2 will not be exclusive of or limit any other remedies that may be available to the Purchaser or the other Indemnified Persons.

Section 6.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE PURCHASER. The
            Purchaser will indemnify and hold harmless the Sellers, and will pay to the Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by the Purchaser in this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement, (b) any Breach by the Purchaser of any covenant or obligation of the Purchaser in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Purchaser (or any Person acting on its behalf) in connection with the Basic Transaction.

            The remedies provided in this Section 6.3 will not be exclusive of or limit any other remedies that may be available to the Sellers.

SECTION 6.4 TIME LIMITATIONS.

            (a) If the Closing occurs, in order for the Sellers to have any liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date (excepting those in Sections C.3, C.4, C.7 and C.14), the Purchaser must notify the Company of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Purchaser on or before the following limitations periods (each, a "Time Limitation Period"):

                  (i) With respect to claims under Section 6.2(a), not later than one (1) year after the Closing Date;

                  (ii) With respect to claims under Section 6.2(b), not later than last day of that a Governmental Body may pursue the Company for such matters under applicable Legal Requirements;

                  (iii) With respect to claims under Section 6.2(c), not later than two (2) years after the Closing Date; and

                  (iv) With respect to claims under Section 6.2(d), not later than six (6) months after the Closing Date.

            (b) There shall be no such notification requirement as to any claim with respect to Sections C.3, C.4, C.7 and C.14, or as to any claim for indemnification or reimbursement based on a covenant or agreement to be performed by the Company after the Closing Date.

            (c) If the Closing occurs, in order for the Purchaser to have any liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, the Sellers must notify the Purchaser of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by the Sellers on or before the first (1st) anniversary following the Closing Date, with respect to claims under Sections 6.3(a) and 6.3(b), and on or before the date six (6) months from the Closing Date, with respect to claims under Section 6.3(c).

SECTION 6.5 LIMITATION ON AMOUNT; ESCROW OF PORTION OF REMAINING SHARES.

            (a) The indemnifying party will have no liability (for indemnification or otherwise) with respect to the matters described in this Article VI until the total of all Damages with respect to such matters exceeds NT$15,000,000 (the "Indemnification Basket"), and then only for the amount by which such Damages exceed the Indemnification Basket. However, the Indemnification Basket will not apply to (i) any Breach of the indemnifying persons' representations and warranties of which either the indemnifying person had Actual Knowledge at any time prior to the date on which such representation or warranty is made, (ii) any intentional Breach by the indemnifying party of any covenant or obligation, or (iii) a breach of the representations and warranties contained in Section C.12(e), and in such cases, the party seeking indemnification may seek indemnification without satisfying the Indemnification Basket.

            (b) In no event shall the indemnifying party's aggregate total liability (for indemnification or otherwise) under this
                  Section 6 exceed US$7 million (the "Indemnification Limit"). Each Seller agrees to allow the Purchaser to deposit a number of Share Certificates representing his/her/its Remaining Shares equal to such Seller's pro rata portion of the total number of Shares equal to the Indemnification Limit (calculated using the Purchase Price as defined in Section 1.3 hereof as the value of such Remaining Shares) into an escrow account designated by the Purchaser and agreed by the Sellers pursuant to Section F6 to be used to pay any Damages to which the Indemnified Persons may be entitled under this Article 6. Such Share Certificates shall remain in the escrow account until the date two (2) years from the Closing Date. In the event that the Purchaser exercises the Option prior to such date, the Sellers agree that the Purchaser may withhold from the Exercise Price an amount equal to the Indemnification Limit to be deposited into an escrow account until the date two (2) years from the Closing Date. In the event that any Damages are to be deducted from the Remaining Shares or the withheld Exercise Price, they shall be deducted from each Seller pro rata (and in the case of Share Certificates, as close to pro rata as reasonably possible).

            (c) In the event that the Purchaser does not exercise the Option within the Option Period, the Purchaser shall cause the Escrow Agent to release from escrow all the Share Certificates representing the Remaining Shares back to the Sellers, who may then cancel their endorsements for transfer on the back of each Share Certificate; provided, however, that any Share Certificates representing Remaining Shares held in escrow for purpose of securing the Indemnification Limit pursuant to
                  Section 6.5(b) shall remain in escrow subject to the provisions of Section 6.5(b) until the date two (2) years from the Closing Date.

            (d) After the date two (2) years from the Closing Date, if there are any Share Certificates remaining in said escrow account (or any portion of the withheld Exercise Price remaining in said escrow account), they will be returned to the Sellers; provided, however, that if the date two (2) years from the Closing Date has past and there is still an amount of Damages that is the subject of an indemnification claim that has not yet been conclusively resolved, none of the Share Certificates (or no portion of the withheld Exercise Price) shall be returned until the Purchaser is satisfied that all indemnification claims have been paid and any disputes with respect thereto have been conclusively resolved.

SECTION 6.6 PROCEDURE FOR INDEMNIFICATION-THIRD PARTY CLAIMS. Subject to the
            provisions of Sections 6.4 and 6.5 hereof:

            (a)   Promptly after receipt by an indemnified party under Section
                  6.2 or 6.3 of notice of the commencement of any Proceeding against it by a third party, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice; provided, however, that if the indemnified party intentionally failed to give such notice, the indemnifying party will be deemed to have been prejudiced by the amount of attorneys' fees incurred with respect thereto through the date notice is received by the indemnifying party and the indemnifying party will not be required to indemnify the indemnified party for such attorneys' fees.

            (b) If any Proceeding referred to in Section 6.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation and monitoring of defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

            (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

            (d) The Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on it with respect to such a claim anywhere in the world.

            (e) After such a Proceeding brought by a third party has concluded and one Party seeks to claim indemnification from the other Party, the Party seeking indemnification shall notify the other Party of the claim in writing. After the notice is given, the Parties shall discuss in good faith or otherwise resolve the claim. If after thirty (30) days, the Parties are not able to resolve the claim, either Party may submit the claim for final and binding arbitration pursuant to Section
                  H.5. Where the Purchaser is the Party seeking indemnification, if the Parties reach a resolution or the Purchaser prevails in arbitration, the Purchaser shall be entitled to satisfy its claim for Damages from the Share Certificates representing Remaining Shares (calculated using the Purchase Price as the value of such Remaining Shares), or the withheld Exercise Price, in accordance with Section 6.5 by taking possession of the appropriate number of Share Certificates representing Remaining Shares or cash from the withheld Exercise Price, as the case may be. If the Sellers are the Party seeking indemnification, if the Parties reach a resolution or the Sellers prevail in arbitration, the Sellers shall be entitled to satisfy their claim for Damages as agreed by the Parties or as decided by the Tribunal, as the case may be.

Section 6.7 PROCEDURE FOR INDEMNIFICATION-OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought. The notice must specify the factual basis of the claim in reasonable detail to the extent known by the Party seeking indemnification. After the notice is given, the Parties shall discuss in good faith or otherwise resolve the claim. If after thirty (30) days, the Parties are not able to resolve the claim, either Party may submit the claim for final and binding arbitration pursuant to Section H.5. Where the Purchaser is the Party seeking indemnification, if the Parties reach a resolution or the Purchaser prevails in arbitration, the Purchaser shall be entitled to satisfy its claim for Damages from the Share Certificates representing Remaining Shares (calculated using the Purchase Price as the value of such Remaining Shares), or the withheld Exercise Price, in accordance with Section 6.5 by taking possession of the appropriate number of Share Certificates representing Remaining Shares or cash from the withheld Exercise Price, as the case may be. If the Sellers are the Party seeking indemnification, if the Parties reach a resolution or the Sellers prevail in arbitration, the Sellers shall be entitled to satisfy their claim for Damages as agreed by the Parties or as decided by the Tribunal, as the case may be.

                                   ARTICLE VII
                               GENERAL PROVISIONS

SECTION 7.1 GENERAL PROVISIONS. The general provisions set forth in Schedule G hereto are incorporated herein by reference and constitute part of this Agreement

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the Parties have executed and delivered this Stock Purchase Agreement as of the date first written above.

                                        COMPANY:
                                        UNITIVE SEMICONDUCTOR TAIWAN CORPORATION

                                        By: /s/ Ray C. Chang 6/3 2004
                                            -----------------------------------
                                            Name: Ray C. Chang
                                            Its: Chairman

                                        PURCHASER:
                                        AMKOR TECHNOLOGY, INC.

                                        By: /s/ O.  Khaykin
                                            ------------------------------------
                                            Name: Oleg Khaykin
                                            Its: Executive Vice President

                                        SELLERS' REPRESENTATIVES
                                        ON BEHALF OF EACH SELLER:

                                        By: /s/ Ray C. Chang
                                            ------------------------------------
                                            Name: Ray. C. Chang
                                            Their: Attorney-in-fact

                                        By: /s/ Daniel Teng 6/3/04
                                            ------------------------------------
                                            Name: Daniel Teng
                                            Their: Attorney-in-fact

                                   SCHEDULE B

                                   DEFINITIONS

      For purposes of this Agreement, the following terms have the meanings specified or referred to in this Schedule B:

      "Affiliate" shall mean a Person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with any Person or Persons.

      "Actual Knowledge" shall mean with respect to a particular fact or matter,
(a) in the case of an individual, that such individual is actually aware of such fact or matter; or, (b) in the case of a Person that is not an individual, that an individual who is serving, or who has at any time served, as a director, officer or partner of such Person (or in any similar capacity), or as an employee having responsibility for such facts or matters, has, or at any time had, actual knowledge of such fact or matter.

      "Amended Joint Venture Agreement" shall mean the Amended Joint Venture Agreement in a form attached hereto as Exhibit A to be executed and delivered by the Company, the Sellers, other Company shareholders (as required) and the Purchaser pursuant to the terms of this Agreement, which amends the Original Joint Venture Agreement entered into in April 2002 by and among the Company and certain Stockholders.

      "Applicable Contract" shall mean any material Contract (a) by which the Company or any Company Subsidiary has or may acquire any rights, (b) by which the Company or any Company Subsidiary has or may become subject to any obligation or liability, or (c) by which the Company or any Company Subsidiary or any of the properties or assets owned or used by them is or may become bound.

      "Balance Sheet" shall mean the audited balance sheet of the Company for the year ended December 31, 2003 included in the Financial Statements.

      "Basic Transaction" shall have the meaning set forth in Section 1.2.

      "Breach" shall mean a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement or any written instrument delivered pursuant to this Agreement, which breach will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other written provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other written provision.

      "Cash Payment" has the meaning set forth in Section 1.5(b)(i).

      "Closing" has the meaning set forth in Section 1.4.

      "Closing Date" shall mean the date and time as of which the Closing actually takes place.

      "Company" has the meaning set forth in the first paragraph of this Agreement.

      "Company Closing Documents" has the meaning set forth in Section C.2(a).

      "Company Disclosure Schedule" shall mean the disclosure schedule delivered by the Company to the Purchaser concurrently with the execution and delivery of this Agreement.

      "Company Securities" has the meaning set forth in Section C.3(b).

      "Company Subsidiary" shall mean all Subsidiaries of the Company in existence as of the date of this Agreement or subsequently organized.

      "Company's Accountants" shall mean PricewaterhouseCoopers or such other firm of independent public accountants appointed by the Purchaser.

      "Consent" shall mean any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

      "Contract" shall mean any agreement, contract, lease, license, instrument, obligation, promise, undertaking or other arrangement (whether written or oral and whether express or implied) that is legally binding and any amendment, supplement and modification (whether written or oral) thereto.

      "Damages" shall have the meaning set forth in Section 6.2.

      "Earn-out" shall have the meaning set forth in Section 1.6(f).

      "EBTDA" shall mean the Company's earnings (after interest) before income taxes with depreciation added for assets of the Company. Any assets financed, consigned or otherwise provided to the Company by the Purchaser after the Closing Date shall be treated as expense in accordance with ROC GAAP, and such expense shall be equal or equivalent to the depreciation incurred by any of such assets purchased or financed by the Purchaser or its Affiliate after the Closing Date. Such expense, unless classified as depreciation expense, will be a reduction of EBTDA. For the avoidance of doubt, depreciation for assets purchased or financed by the Purchaser shall not be included in the depreciation added back to the Company's earnings (after interest) before income taxes to arrive at EBTDA.

      "Encumbrance" shall mean any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership.

      "Environmental, Health and Safety Requirements" shall mean all applicable Legal Requirements and all contractual obligations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

      "Escrow Agent" shall mean the escrow agent engaged by the Purchaser to facilitate the escrow arrangements with respect to the Purchase Price set aside for shareholders of the Company who have not become Sellers as of the Closing Date, the Share Certificates representing the Remaining Shares, the Share Certificates (or cash) held in accordance with Section 6.5, and the distribution to the Sellers of the proceeds of the Basic Transaction and the Purchaser's exercise of the Option.

      "Escrow Fees and Expenses" shall have the meaning set forth in Section
F.6.

      "Exercise Date" shall have the meaning set forth in Section 1.6(b).

      "Exercise Earn-out" shall have the meaning set forth in Section 1.6(b).

      "Exercise Price" shall have the meaning set forth in Section 1.6(b).

      "Exercise Price Per Share" shall have the meaning set forth in Section 1.6(b).

      "Financial Information" shall mean collectively the Financial Statements, Selected Financial Information, and Most Recent Financial Information.

      "Financial Statements" shall mean the audited non-consolidated financial statements of the Company as at and for the years ended December 31, 2002 and 2003, together with reports on such year-end statements by the Company's Accountants, including in each case a balance sheet, statements of income and cash flows and changes in stockholders' equity and accompanying notes.

      "Force Majeur" shall mean a cause beyond the reasonable control of either Party, including, without limitation, acts of God, war, civil disturbance, earthquake, epidemic and failure of public utilities or common carriers.

      "Governmental Authorization" shall mean any Consent, license, permit or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "Governmental Body" shall mean any:

      (a) nation, county, state, city, district, or other jurisdiction of any nature;

      (b)   national, state, local, municipal, foreign, or other government;

      (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, board, commission official, or other entity and any court or other tribunal);

      (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

      "Inception Date" shall mean June 30, 1999, the date the company license was issued to the Company.

      "Indebtedness" shall mean as applied to any Person: (i) all obligations of that Person to repay or pay money borrowed from another Person or the deferred portion of the purchase price of services or assets; (ii) all obligations of that Person under bankers acceptances or letters of credit; (iii) obligations of others which that Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the Ordinary Course of Business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which that Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable; (iv) all obligations evidenced or secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held by that Person is subject, whether or not the obligation evidenced or secured thereby shall have been assumed; and (v) all other items (except items of capital stock, capital surplus, general contingency reserves, deferred income taxes, retained earnings and amounts attributable to minority interest, if any) which in accordance with ROC GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of that Person as of the date Indebtedness is to be determined, including obligations of that Person properly treated as capital lease obligations or their equivalent under ROC GAAP.

      "Indemnification Basket" has the meaning set forth in Section 6.5.

      "Indemnification Limit" has the meaning set forth in Section 6.5.

      "Indemnified Persons" has the meaning set forth in Section 6.2.

      "Intellectual Property" shall mean all trademarks, patents, tradenames, material trade secrets, material copyrights, domain names, service marks, licenses, all registrations and applications for any of the foregoing, and other intellectual property and proprietary rights and know-how (whether or not subject to statutory registration or protection) owned or used by the Company or in which the Company has an interest (whether licensed to or by the Company).

      "Legal Requirement" shall mean all applicable provisions of all (i) constitutions, treaties, statutes, laws, codes, rules, regulations, ordinances or orders of any Governmental Body and (ii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Body.

      "Minute Books" shall mean the record of actions taken by the Company's shareholders and board of directors.

      "Most Recent Financial Information" shall mean the financial information of the Company for the three-month period ended March 31, 2004 prepared and reviewed by the Company's Accountants, including, selected profit and loss information items (through earnings before interest, depreciation, taxes and amortization) and selected balance sheet items.

      "Most Recent Month End" shall mean the month ended in the Most Recent Financial Information.

      "NTD" or "NT$" shall mean New Taiwan Dollars, the official currency of the ROC.

      "Option" shall have the meaning set forth in Section 1.6.

      "Option Indebtedness" shall mean Indebtedness incurred by the Company during the Exercise Period (based on the closing balance sheet of the month prior to the Exercise Date (certified by the Company Accountants), expressly including (a) the Company's existing Indebtedness as of the date of Closing, (b) payments for twelve-inch (12") wafer equipment installed at the Company's premises which have not yet been paid as of the date of Closing (approximately NT$420 million), and (c) loans from the Purchaser or an Affiliate of the Purchaser used by the Company for working capital requirements, but excluding
(x) future capital expansion investments made by the Purchaser or an Affiliate of the Purchaser, the depreciation of which is charged to the Purchaser or an Affiliate of the Purchaser and (y) loans incurred by the Company at the Purchaser's request to finance equipment, and deducting (z) the current assets of the Company reflected on such closing balance sheet (but excluding from current assets any cash on hand in connection with loans excluded pursuant to (x) and (y) or a capital contribution by the Purchaser).

      "Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

      "Ordinary Course of Business" shall mean an action taken by a Person that is:

      (a) consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

      (b) not required to be authorized by the shareholders or board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

      (c) similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

      "Organizational Documents" shall mean as to a Person (a) its certificate, memorandum or articles of association or incorporation, by-laws or other analogous documents adopted or filed in connection with the creation, formation or organization of a Person, and (b) any amendment thereto.

      "Original Joint Venture Agreement" shall mean the Joint Venture Agreement dated as of June 15, 1999 by and among the Company and certain shareholders of the Company.

      "Party" and "Parties" has the meaning set forth in the first paragraph of this Agreement.

      "Person" shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

      "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      "Purchaser" has the meaning set forth in the first paragraph of this Agreement.

      "Purchaser Closing Documents" has the meaning set forth in Section E.2(a).

      "Purchaser Disclosure Schedule" shall mean the disclosure schedule delivered by Purchaser to the Company concurrently with the execution and delivery of this Agreement.

      "Reasonable Efforts" shall mean the efforts that a reasonable Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as reasonably possible.

      "Reasonable Knowledge" shall mean with respect to a particular fact or matter, (a) in the case of an individual, that a reasonable individual should have or should have had Actual Knowledge of such fact or matter or could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry concerning the existence of such fact or other matter, or (b) in the case of a Person that is not an individual, that a reasonable individual who is serving, or who has at any time served, as a director, officer or partner of such Person (or in any similar capacity), or as an employee having responsibility for such facts or matters should have or should have had Actual Knowledge of such fact or matter or could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry concerning the existence of such fact or other matter

      "Related Person" shall mean a director, Supervisor, Officers, employee or shareholder, or an Affiliate of the foregoing.

      "Remaining Shares" shall have the meaning set forth in Section 1.6.

      "Representative" shall mean with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

      "ROC" shall mean the Republic of China or Taiwan.

      "ROC Company Law" shall mean the Company Law of the Republic of China.

      "ROC GAAP" shall mean generally accepted ROC accounting principles, applied on a consistent basis.

      "Seller POA" shall mean the duly and properly executed or chopped power of attorney authorizing the Sellers' Representative to act on behalf of each Seller in all aspects with respect to the Basic Transaction, the sale of his/her/its Remaining Shares to the Purchaser in connection with the Purchaser's exercise of the Option and otherwise with respect to the transactions contemplated by this Agreement in the form approved by the Purchaser's counsel.

      "Sellers" has the meaning set forth in the first paragraph of this Agreement.

      "Sellers Closing Documents" has the meaning set forth in Section D.2.

      "Sellers Disclosure Schedule" shall mean the disclosure schedule delivered by the Sellers to the Purchaser concurrently with the execution and delivery of this Agreement.

      "Sellers' Representative" has the meaning set forth in the first paragraph of this Agreement.

      "Sellers' Transaction Fees" shall mean all advisory, legal and consulting fees incurred by the Company and the Sellers in connection with the negotiation of this Agreement, the consummation of the Basic Transaction and the Purchaser's exercise of the Option which were not paid before the Closing or the closing of the exercise of the Option, all of which have been notified to the Purchaser in writing not later than three (3) days prior to the Closing Date or prior to the Closing of the Purchaser's exercise of the Option, and the fees of the Escrow Agent and expenses associated with the escrow arrangements that exceed US$25,000.

      "Selected Financial Information" shall mean the following selected financial information prepared and reviewed by the Company's Accountants (i) the unaudited pro forma consolidated profit and loss statement of the Company for the year ended December 31, 2003 and (ii) the unaudited combined balance sheet for the Company at December 31, 2003 and delivered to Purchaser by the Company.

      "Share Certificates" shall mean official certificates issued by the Company representing the Shares.

      "Shares" has the meaning set forth in the Recitals of this Agreement.

      "Subsidiary" shall mean with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person are held by the Owner or one or more of its Subsidiaries or Affiliates.

      "Tax" shall mean any tax (including, but not limited to, any income tax, capital gains tax, value-added tax, sales or use tax, employment tax, excise tax, gross receipts tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

      "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

      "Time Limitation Period" has the meaning set forth in Section 6.4.

      "Trade Secrets" shall mean all know-how trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and other proprietary rights owned, used or held for use, or licensed by the Company.

      "Tribunal" shall have the meaning set forth in Section H.5(d).

      "UIL" has the meaning set forth in the Recitals of this Agreement.

                                   SCHEDULE C

              REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

            The Company and each Seller represent and warrant to the Purchaser that the statements contained in this Schedule C are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Schedule C). Such representations and warranties are made and given subject to the disclosures in the Company Disclosure Schedule accompanying this Agreement executed, delivered and certified by the Company.

Section C.1 ORGANIZATION AND GOOD STANDING.

            (a) The Company is a company limited by shares duly organized and validly existing pursuant to the laws of the Republic of China, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.

            (b) The Company has delivered to the Purchaser copies of the Organizational Documents of the Company, as currently in full force and effect. The Company is not in violation of any of the provisions of its Organizational Documents.

SECTION C.2 AUTHORITY; NO CONFLICT.

            (a) This Agreement constitutes the legal, valid, and binding obligation of the Company enforceable against it in accordance with its terms. Upon the execution and delivery by the Company of this Agreement and any other document or agreement required to be executed and delivered by the Company pursuant to the terms of this Agreement (collectively, the "Company Closing Documents"), the Agreement and the Company Closing Documents will constitute the legal, valid, and binding obligations of the Company, enforceable against it in accordance with their respective terms. The Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Company Closing Documents and to perform its obligations under this Agreement and the Company Closing Documents.

            (b) Except as set forth in Section C.2(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement and the Company Closing Documents nor the consummation or performance of the Basic Transaction or the Purchaser's exercise of the Option will, directly or indirectly (with or without notice or lapse of time):

                  (i)   contravene, conflict with, or result in a violation of
                        (A) any provision of the Organizational Documents of the Company, (B) any resolution adopted by the board of directors or the stockholders of the Company; or (C) any Legal Requirement or Order applicable to the Company;

                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the Basic Transaction or the Purchaser's exercise of the Option or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, may be subject;

                  (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by the Company;

                  (iv) alter or violate or impair any license, franchise, permit or other similar authorization held by the Company;

                  (v) require any consent or other action by any Person under, conflict with, result in a breach of, constitute a default under, or give rise (A) to any right of termination, cancellation or acceleration of any right or obligation of the Company under any Applicable Contract, or (B) to a loss of any benefit to which the Company is entitled under any Applicable Contract; or

                  (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

            (c) Except as set forth in Section C.2(c) of the Company Disclosure Schedule, the Company is not, and will not be, required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Basic Transaction or the Purchaser's exercise of the Option.

            (d) For the purposes of consummating the Basic Transaction and the Purchaser's exercise of the Option, the Company has waived any and all transfer restrictions, if any, on the Shares sought to be transferred by the Sellers to the Purchaser and has obtained the waivers from each party to the Stockholders Agreement dated as of April 2002 by and among the Company and certain shareholders of the Company regarding any rights of first refusal that any shareholder of the Company may have with respect to the transfer of the Shares to the Purchaser. The Company has provided all such waivers to the Purchaser for review.

SECTION C.3 CAPITALIZATION.

            (a) The authorized capital stock of the Company consists of 140,000,000 shares of common stock, par value NT$10 per share, of which 130,000,000 shares are issued and outstanding as of the date hereof. All issued and outstanding Company Shares have been or will be upon issuance duly authorized and validly issued, fully paid and non-assessable. Section C.3(a) of the Company Disclosure Schedule sets forth the names of the holders of the Company Shares and the number and percentage of the Company Shares held by each such holder.

            (b) Except as set forth in Section C.3(b) of the Company Disclosure Schedule, there are no outstanding (i) shares of capital stock or voting securities of the Company other than the Company Shares, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company or (iii) options or other rights to securities or ownership interests in or securities convertible into or exchangeable for capital stock or voting securities or ownership interests in the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as "Company Securities"). The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

            (c) None of the outstanding Company Shares or other securities of the Company were issued in violation of any Legal Requirement.

            (d) Except as set forth in Section C.3(d) of the Company Disclosure Schedule, no holder of Company Securities possesses any right relative to the ownership of such Company Securities other than as set forth in the Company's Organizational Documents.

SECTION C.4 TITLE TO SHARES. The delivery of the Share Certificates to the
            Purchaser provided in Section 1.5(a)(i) above will result in the Purchaser's immediate acquisition of record and beneficial ownership of the Shares free and clear of all Encumbrances.

SECTION C.5 SUBSIDIARIES. There are no Subsidiaries or branches of the
            Company located anywhere.

SECTION C.6 FINANCIAL INFORMATION. The Company has delivered to the
            Purchaser complete and correct copies of the Financial Statements, the Selected Financial Information and the Most Recent Financial Information. The Financial Statements are complete and correct in all material respects, have been derived from the respective accounting books and records of the Company, and have been prepared in accordance with R.O.C. GAAP applied on a consistent basis throughout the periods presented in the Financial Statements. The balance sheets included in the Financial Statements present fairly the respective financial position of the Company as at the respective dates thereof, and the statements of income and statements of cash flows included in the Financial Statements present fairly the respective results of operations, cash flows and changes in stockholders' equity of the Company for the respective periods indicated all in accordance with R.O.C. GAAP. The Selected Financial Information is correct in all material respects and has been derived from the Financial Statements. The selected financial and operating data included in the Selected Financial Information present fairly the financial condition and results of operations of the Company for the period, and as of the date indicated. The Most Recent Financial Information is correct in all material respects and has been derived from the unaudited management accounts of the Company. The selected financial and operating data included in the Most Recent Financial Information present fairly the financial condition and results of operations of the Company for the period ended, and as of, the Most Recent Month End.

SECTION C.7 BOOKS AND RECORDS. The books of account, stock record books, and other records of the Company (specifically excluding the Minute Books), all of which have been made available to the Purchaser, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls, and accurately reflect all material transactions. The Minute Books of the Company are materially complete and correct and have been prepared and maintained in accordance with ROC Company Law. The Company will not be adversely affected by the manner in which the Minute Books have been maintained or by the actions taken by the stockholders, the board of directors, and the committees of the board of directors of the Company which are not fully reflected in the Minute Books.

SECTION C.8  TITLE TO PROPERTIES; ENCUMBRANCES.

             (a) Except as set forth in Section C.8 (a) of the Company Disclosure Schedule, the Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the material properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Financial Statements, and all of the material properties and assets purchased or otherwise acquired by the Company since the Most Recent Month End, which subsequently purchased or acquired material properties and assets are listed in Section C.8(a) of the Company Disclosure Schedule.

             (b) Except as provided in Section C.8(b) of the Company Disclosure Schedule, all material properties and assets reflected in the Most Recent Financial Information are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature.

SECTION C.9  CONDITION AND SUFFICIENCY OF ASSETS. To the Reasonable
             Knowledge of the Company, the buildings, plants, structures, equipment and other material assets of the Company are structurally sound. The buildings, plants, structures, equipment and other material assets of the Company are in good operating condition and repair (subject to normal wear and tear), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, equipment or other material assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, equipment and other material assets of the Company are sufficient for the continued conduct of their respective business after the Closing in substantially the same manner as conducted prior to the Closing.

SECTION C.10 ACCOUNTS RECEIVABLE. All accounts receivable of the Company that are reflected in the Most Recent Financial Information or on the accounting records of the Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

SECTION C.11 NO UNDISCLOSED LIABILITIES.

             (a) The Company has no material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, except (i) as set forth in Section C.11 of the Company Disclosure Schedule, (ii) as and to the extent disclosed or reserved against in the Balance Sheet or specifically disclosed in the notes thereto and
                   (iii) for liabilities and obligations that (A) are incurred after the date of the Balance Sheet in the Ordinary Course of Business and are not prohibited by this Agreement and (B) individually and in the aggregate, have or result in no material adverse effect.

             (b) Since the date of the Most Recent Month End, there has not occurred or come to exist any material adverse effect or any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, could result in a material adverse effect.

SECTION C.12 TAXES.

             (a) The Company has prepared and filed or caused to be filed on a timely basis all appropriate ROC governmental agency Tax Returns and reports that are or were required to be filed by it pursuant to applicable Legal Requirements. The Company has delivered or made available to the Purchaser copies of, and Section C.12(a) of the Company Disclosure Schedule contains a complete and accurate list of, all Tax Returns filed by the Company on or since the Inception Date.

             (b) The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to any Tax Return filed by, or on their behalf, pursuant to any assessment deficiency or similar notice received by the Company or otherwise.

             (c) The relevant taxation bureau in the ROC has not audited any tax returns of the Company for any year and (i) no deficiencies have been proposed; (ii) no waivers of the statute of limitations granted to the Company or any Company Subsidiary are now outstanding; and (iii) there are no agreements providing for the extension of time with respect to the assessment of any tax deficiency.

             (d) All Taxes that the Company is or was required by any Legal Requirement to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person. There is no action, suit, proceeding, investigation, audit, or claim now pending or threatened by any taxing authority related to the Company or any Company Subsidiary. No claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation in such jurisdiction.

             (e) The Company has paid, or has withheld, all Taxes required by any applicable Legal Requirement to be paid or withheld, including but not limited to the following situations in connection with which the Sellers agree to indemnify the Purchaser for Damages pursuant to Section 6.2(b):

                   (i)   All taxes on service fee and license payments;

                   (ii) Customs duties, value-added taxes and any other Taxes on the SECAP loan equipment; and

                   (iii) any research and development Tax credits claimed on
                         filed Tax Returns for years 1999-2003 which are subsequently denied by the relevant taxation bureau under audit.

Section C.13 NO MATERIAL ADVERSE CHANGE. Since December 31, 2003, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company and no event has occurred or circumstance exists that may result in such a material adverse change.

SECTION C.14 COMPLIANCE WITH LEGAL REQUIREMENTS. Except as set forth in
             Section C.14 of the Company Disclosure Schedule,

             (a) the Company and at all times since the Inception Date has been, in full compliance, except where such non compliance would not have a material adverse effect on the Company, with each Legal Requirement that is or was applicable to (i) it,
                   (ii) the
                   conduct or operation of its businesses, or (iii) the ownership or use of any of their respective assets or the issuance;

             (b) the Company is and at all times since the Inception Date has been, in full compliance with each Legal Requirement that is or was applicable to the issuance, sale and trading of the Company.

             (c) no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, which violation or failure to comply would have a material adverse effect on the Company, or (ii) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, which obligation could have a material adverse effect on the Company; and

             (d) the Company has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, which violation or failure to comply would have a material adverse effect on the Company, or (ii) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, which obligation could have a material adverse effect on the Company.

SECTION C.15 GOVERNMENT AUTHORIZATIONS.

             (a) The Company holds all Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses and to permit the Company to own and use its respective assets in the manner in which it currently owns and uses such assets. All such Governmental Authorizations are valid and in full force and effect.

             (b) Except as set forth in Section C.15(b) of the Company Disclosure Schedule:

                   (i) the Company is, and at all times since the Inception Date has been, in full compliance with all of the terms and requirements of each Governmental Authorization held by the Company;

                   (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization held by the Company, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization held by the Company;

                   (iii) the Company has not received any notice or other
                         communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                   (iv) all applications required to have been filed for the renewal of the Governmental Authorizations held by the Company have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

Section C.16 LEGAL PROCEEDINGS; ORDERS.

             (a) Section C.16(a) of the Company Disclosure Schedule contains a complete and correct list of each Proceeding by or against the Company that is currently pending, has been pending at any time since the Inception Date, or to the Reasonable Knowledge of the Company is threatened, and that:

                   (i) may affect the business of, or any of the assets owned or used by the Company; or

                   (ii) may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Basic Transaction or the Purchaser's exercise of the Option.


                         In addition, (1) no event has occurred or, to the Reasonable Knowledge of the Company, no circumstance exists that may give rise to or serve as a basis for the commencement of any Proceeding by or against the Company and (2) no Proceeding has been settled since the Inception Date, for an amount greater than NT$1,000,000. The Company has delivered to the Purchaser copies of all pleadings, correspondence, and other documents relating to each Proceeding (if any) listed in Section C.16(a) of the Company Disclosure Schedule. The Proceedings listed in Section C.16(a) of the Company Disclosure Schedule will not have a material adverse effect on the business, operations, assets, conditions, or prospects of the Company.

             (b) Except as set forth in Section C.16(b) of the Company Disclosure Schedule,

                   (i) the Company is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Company;

                   (ii) no officer or director of the Company is subject to any Order that prohibits such officer or director from engaging in or continuing any conduct, activity, or practice relating to the business of the Company; and

                   (iii) to the Reasonable Knowledge of the Company, no agent or employee of the Company is subject to any Order that prohibits such agent or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company;

             (c) Except as set forth in Section C.16(c) of the Company Disclosure Schedule,

                   (i) the Company is, and at all times since the Inception Date has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                   (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company is subject; and

                   (iii) the Company has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

Section C.17 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in
             Section C.17 of the Company Disclosure Schedule, since December 31, 2003, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

             (a) event, occurrence, development or state of circumstances or facts which has had or is reasonably expected to have a material adverse effect, other than those resulting from changes in general conditions (including laws and regulations) applicable to the industry, or general economic conditions;

             (b) payment or increase by the Company of any bonuses, salaries, or other compensation or benefits to any stockholder, director, or except in the Ordinary Course of Business officer or employee;

             (c) entry into any employment, severance, or similar Contract with any director, officer, or employee (other than in the case of an employee in the Ordinary Course of Business), or debt issued or advances made to any stockholder, director, officer, or employee (other than in the case of an employee in the Ordinary Course of Business);

             (d) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, which damage, destruction or loss has materially and adversely affected the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

             (e) sale, lease, transfer or other disposition (other than in the Ordinary Course of Business) of any asset or property of the Company in excess of NT$10,000,000;

             (f) repayment of any debt other than debt disclosed in the Financial Statements or incurred in the Ordinary Course of Business;

             (g) material change in the accounting methods used by the Company;

             (h) any occurrence, assumption or guarantee by the Company of any Indebtedness (other than in the Ordinary Course of Business) in excess of NT$20,000,000 or increase in the aggregate Indebtedness (other than in the Ordinary Course of Business including capital expenditures) of the Company in excess of NT$20,000,000;

             (i) failure on the part of the Company to make accruals in amounts sufficient to cover the Company's obligations under its pension plan and performance pay or other incentive plans; or

             (j) any other agreement to do any of the foregoing, whether oral or written, or event or condition of any nature that might materially and adversely affect the assets properties, financial condition, operating results or business of the Company.

Section C.18 CONTRACTS; NO DEFAULTS.

             (a) Section C.18(a) of the Company Disclosure Schedule contains a complete and accurate list, if any, and the Company has delivered to the Purchaser true and complete copies, of each Applicable Contract involving an amount or value in excess of NT$3,000,000.

             (b) Except as set forth in Section C.18(b) of the Company Disclosure Schedule, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

             (c) Except as set forth in Section C.18(c) of the Company Disclosure Schedule, each Applicable Contract identified or required to be identified in Section C.18(a) of the Company Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

             (d) Except as set forth in Section C.18(d) of the Company Disclosure Schedule,

                   (i) the Company is, and at all times since the Inception Date has been, in substantial compliance with all applicable terms and requirements of each Applicable Contract;

                   (ii) to the Reasonable Knowledge of the Company, each other Person that has or had any obligation or liability under any Applicable Contract under which the Company has or had any rights is, and at all times has been, in full compliance with all applicable terms and requirements of such Contract;

                   (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or, to the Reasonable Knowledge of the Company, any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, the Applicable Contract; and

                   (iv) the Company has not given to or received from any other Person, at any time any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.

             (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Applicable Contracts with any Person and, to the Reasonable knowledge of the Company no such Person has made written demand for such renegotiation.

             (f) The Applicable Contracts listed in Section C.18(a) of the Company Disclosure Schedule have not been entered into in violation of any Legal Requirement.

Section C.19 INSURANCE.

             (a) All policies to which the Company is or was a party or that provide coverage to either the Company, or any director or officer of the Company:

                   (i)   are or were valid, outstanding, and enforceable;

                   (ii) to the Reasonable Knowledge of the Company, are or were issued by an insurer that is financially sound and reputable;

                   (iii) to the Reasonable Knowledge of the Company, provide or provided adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business or businesses in the ROC as the Company;

                   (iv) to the Reasonable Knowledge of the Company, are or were sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound; and

                   (v) will continue in full force and effect following the consummation of the Basic Transaction and the Purchaser's exercise of the Option.

             (b) The Company has not received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

             (c) The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or any director thereof.

             (d) The Company has given notice to the insurer of all claims that may be insured thereby.

SECTION C.20 EMPLOYMENT MATTERS.

             (a) The Company has made all accruals necessary to fund its obligations under its pension plan and performance pay or other incentive plans. The Company is not liable for any unpaid wages, vacation pay, bonuses, benefit payments, pension fund contributions or commissions, or for any material tax, penalty, assessment, or forfeiture for failure to comply with any employer/employee matter.

             (b) The Company is not in violation of any Legal Requirement governing employment and labor matters where the failure to be in compliance would have a material adverse effect on the Company or its business.

             (c) The employees of the Company are not represented by a labor organization, no union claims to represent any such employees and, to the Reasonable Knowledge of the Company, no union organizing effort is or within the last two (2) years has been underway involving employees of the Company. There are no strikes, lockouts, work stoppages, slowdowns, jurisdictional disputes, material grievances, material arbitrations or organizing activities occurring or threatened with respect to the Company.

SECTION C.21 INTELLECTUAL PROPERTY. To the Company's Reasonable Knowledge,
             after due inquiry: (a) all of the Intellectual Property is valid and is owned or legally used by the Company, free and clear of all Encumbrances; (b) no further licenses or authorizations are required to be obtained in order for the Company to legitimately use the Intellectual Property to operate the Company's business in the ordinary course; (c) none of the Company's rights in or use of such Intellectual Property infringes on the rights of others or has been, or is currently being, or threatened to be, challenged; (d) all of the Intellectual Property registrations have been duly issued and have not been canceled, abandoned, or otherwise terminated; (e) all of the Intellectual Property applications have been duly filed with the appropriate authorities; (f) no consents or approvals of any Person owning Intellectual Property are necessary for the Company to participate in the Basic Transaction or the Purchaser's exercise of the Option or to enter into this Agreement or any Company Closing Document; and (g) the execution of this Agreement and the Company Closing Documents and consummation of the Basic Transaction or the Purchaser's exercise of the Option will not conflict with or impair such Intellectual Property. The Company owns or has the right to use all of the Intellectual Property necessary to conduct its operations and business. To the Reasonable Knowledge of the Company, there are no claims, or any basis for any claims, by third parties that it has infringed any intellectual property of any other Person or that any other Person has infringed any of the Intellectual Property of the Company. Except as set forth in Section C.21 of the Company Disclosure Schedule, no third party has been permitted or licensed to use any of the Intellectual Property or been granted any option thereto, and no royalties or other fees are payable to any third party with respect to any of the Intellectual Property.

SECTION C.22 RELATIONSHIPS WITH RELATED PERSONS.

             (a) Except as set forth in Section C.22(a) of the Company Disclosure Schedule, neither the Company nor any Related Person of the Company has since the Inception Date, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of the Company. Neither the Company, nor any Related Person of the Company is, or since the Inception Date, has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company.

             (b) Except as set forth in Section C.22(b) of the Company Disclosure Schedule or in the Financial Statements, neither the Company nor any Related Person of the Company is, or since the Inception Date, was, a party to any Contract with, or has or had any claim or right against, the Company.

             (c) Section C.22(c) of the Company Disclosure Schedule contains a list of all Indebtedness between the Company and a Related Person of the Company including the amount thereof and the payment obligations thereunder.

SECTION C.23 BROKERS OR FINDERS. Except as set forth in Section C.23 of the Company Disclosure Schedule, neither the Company, nor its agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

SECTION C.24 DISCLOSURE.

             (a) No representation or warranty of the Company in this Agreement and no statement in the Company Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

             (b) The Financial Information does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

             (c) There is no fact known to the Company that has specific application to the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as the Company can reasonably foresee, materially threatens, the assets, businesses, prospects, financial condition, or results of operations of the Company (separately or on a consolidated basis) that has not been set forth in this Agreement or the Company Disclosure Schedule.

SECTION C.25 ENVIRONMENTAL, HEALTH AND SAFETY MATTERS.

             (a) The Company has complied and is in compliance with all Environmental, Health, and Safety Requirements.

             (b) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

             (c) The Company has not received any written or verbal notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

             (d) None of the following exists at any property or facility owned or operated by the Company: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

             (e) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental, Health, and Safety Requirements.

             (f) Neither this Agreement nor the consummation of the Basic Transaction or the Purchaser's exercise of the Option will result in any obligations for site investigation or cleanup, or notification to or consent of any Government Body or third parties.

             (g) The Company has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

             (h) No facts, events or conditions relating to the past or present facilities, properties or operations of the Company will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

SECTION C.26 WAIVER OF TRANSFER RESTRICTIONS. The Company hereby waives all stock transfer restrictions contained in the various agreements between the Company and each of the Sellers with respect to each of the Seller's sale of Shares and Remaining Shares to the Purchaser pursuant to this Agreement.

                                   SCHEDULE D

               REPRESENTATIONS AND WARRANTIES REGARDING THE SHARES

            Each of the Sellers, severally, represents and warrants to the Purchaser that the statements contained in this Schedule D are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date and the Exercise Date (as though made then and as though the Closing Date or the Exercise Date, as the case may be, were substituted for the date of this Agreement throughout this Schedule D). Such representations and warranties are made and given subject to the disclosures in the Sellers' Disclosure Schedule accompanying this Agreement executed, delivered and certified by the Sellers.

SECTION D.1 OWNERSHIP. The Shares set forth by each Seller's name in Schedule A are duly authorized, validly issued, fully paid, and non-assessable. Each Seller owns its Shares free and clear of all Encumbrances. Each Seller has the right, power, and authority to sell, assign, transfer and convey it Shares as provided herein, and upon such sale, the Purchaser will receive good and valid title to all of its Shares, free and clear of all Encumbrances. The Share Certificates for each Seller's Shares will be, when delivered to the Purchaser, in proper form for transfer.

SECTION D.2 AUTHORITY. This Agreement constitutes the legal, valid, and binding obligation of each Seller enforceable against it in accordance with its terms. Upon the execution and delivery by the Seller's Attorney of this Agreement and any other document or agreement required to be executed and delivered by each Seller pursuant to the terms of this Agreement (including the Seller POA) (collectively, the "Sellers Closing Documents"), the Agreement and the Sellers Closing Documents will constitute the legal, valid, and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms. Each Seller has properly granted to the Seller's Attorney the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers Closing Documents on its behalf and each Seller has the absolute and unrestricted right, power, authority, and capacity to perform its obligations under this Agreement and the Sellers Closing Documents. The execution, delivery, and performance of this Agreement and the Sellers Closing Documents and the consummation of the Basic Transaction and the Purchaser's exercise of the Option have been duly authorized by all requisite action on the part of each of the Sellers, and no other proceeding, authorization or approval on the part of any of the Sellers is necessary to authorize the execution and delivery of this Agreement or any of the Sellers Closing Documents or the performance by any of the Sellers of the Basic Transaction or the Purchaser's exercise of the Option.

SECTION D.3 NO VIOLATION. Neither the execution, delivery or performance of this
            Agreement nor the consummation of the Basic Transaction or the Purchaser's exercise of the Option (i) will violate or conflict with the Organizational Documents of any Seller, (ii) will conflict with or result in any breach of or default under any provision of any contract or agreement of any kind to which a Seller is a party or by which a Seller is bound, (iii) is prohibited by or requires a Seller to obtain or make any consent, authorization, approval, registration or filing under any Legal Requirement or Order of any Governmental Body or of any other Person, (iv) will cause any acceleration of the maturity of any note, instrument or other obligation to which a Seller is a party or by which a Seller is bound or with respect to which a Seller is an obligor or guarantor or (v) will result in the creation or imposition of any Encumbrance upon or give to any other Person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets, business, agreements or contracts of a Seller.

SECTION D.4 BROKERS OR FINDERS. Except as set forth in Section D.4 of the
            Sellers' Disclosure Schedule, none of the Sellers nor any of their agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

SECTION D.5 RELEASE OF CLAIMS AGAINST PURCHASER AND PURCHASER'S REPRESENTATIVES.
            Each Seller agrees that upon receipt of Purchase Price after the consummation of the Basic Transaction, he/she/it shall be deemed to thereupon release and forever discharge the Purchaser, its Affiliates and its Representatives from any and all claims, causes of action, obligations, damages and liabilities relating to the Basic Transaction, the Purchaser Closing Documents and this Agreement, except for the Purchaser's obligations with respect to the Option and under Article 6. Each Seller further agrees that upon receipt of the Exercise Price after the consummation of the Purchaser's exercise of the Option, he/she/it shall be deemed to thereupon release and forever discharge the Purchaser, its Affiliates and its Representatives from any and all claims, causes of action, obligations, damages and liabilities relating to the Purchaser's exercise of the Option, this Agreement and otherwise with respect to the transactions contemplated by this Agreement.

SECTION D.6 APPROVAL OF PURCHASE OF ALL SHARES OF UIL BY THE PURCHASER. Each
            Seller has been notified that, as a condition precedent to the Basic Transaction and contemporaneous with the Closing, the Purchaser shall purchase all the Shares held by UIL and hereby agrees to the terms thereof. Each Seller hereby releases and forever discharges the Purchaser and all of its directors, officers, employees, shareholders, agents, representatives, affiliates, successors and assigns, and each of them, separately and collectively, from any and all claims, obligations, damages and liabilities, in connection with the purchase by the Purchaser of all the Shares of UIL.

SECTION D.7 WAIVER OF RIGHT OF FIRST REFUSAL. Each Seller hereby waives its right of first refusal pursuant to the Stockholders' Agreement dated as of April 2002 by and among the Company and certain shareholders of the Company with respect to the Basic Transaction and the Purchaser's exercise of the Option.

                                   SCHEDULE E

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            The Purchaser represents and warrants to Company and the Sellers that the statements contained in this Schedule E are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Schedule E). Such representations and warranties are made and given subject to the disclosures in the Purchaser's schedules accompanying this Agreement executed, delivered and certified by the Purchaser.

Section E.1 ORGANIZATION AND GOOD STANDING. The Purchaser is corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A.

Section E.2 AUTHORITY; NO CONFLICT

            (a) This Agreement constitutes the legal, valid, and binding obligation of the Purchaser, enforceable against it in accordance with its terms. Upon execution and delivery by the Purchaser of this Agreement and any other document or agreement required to be executed and delivered by the Purchaser pursuant to the terms of this Agreement (collectively, the "Purchaser Closing Documents"), the Agreement and Purchaser Closing Documents will constitute the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms. The Purchaser has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and Purchaser Closing Documents and to perform its respective obligations under this Agreement and Purchaser Closing Documents.

            (b) Except as set forth in Section E.2(b) of Purchaser Disclosure Schedule, neither the execution and delivery of this Agreement and Purchaser Closing Documents by the Purchaser nor the consummation or performance of the Basic Transaction or the exercise of the Option by the Purchaser will give any Person the right to prevent, delay, or otherwise interfere with the Basic Transaction or the Purchaser's exercise of the Option pursuant to:

                  (i)   any provision of the Purchaser's Organizational
                        Documents;

                  (ii) any resolution adopted by the board of directors of the Purchaser;

                  (iii) any Legal Requirement or Order to which the Purchaser may be subject; or

                  (iv) any Contract to which the Purchaser is a party or by which the Purchaser may be bound.

            (c) Except as set forth in Section E.2(c) of Purchaser Disclosure Schedule, the Purchaser is not, or will not be, required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Basic Transaction or the Purchaser's exercise of the Option.

Section E.3 CERTAIN PROCEEDINGS. No Proceeding has been commenced or, to the
            Reasonable Knowledge of the Purchaser, threatened against the Purchaser that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Basic Transaction or the Purchaser's exercise of the Option.

SECTION E.4 BROKERS OR FINDERS. Except as disclosed in Section E.4 of the
            Purchaser Disclosure Schedule, the Purchaser and its respective directors, officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement.

                                   SCHEDULE F

           CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE

            The obligation of the Purchaser to purchase the Shares and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part if it executes a writing so stating at or prior to Closing):

Section F.1 ACCURACY OF REPRESENTATIONS. All of the representations and warranties of the Company and the Sellers in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects at and as of the Closing Date, as if made at and as of the Closing Date; provided however that the representations and warranties set forth in Section C.3 and Section
            C.4 must be accurate in all respects.

Section F.2 THE COMPANY'S PERFORMANCE.

            (a) Except as set forth in Section F.2(b) below, all of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, including those listed in Schedule I, (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

            (b) Each document or other delivery required to be delivered pursuant to Section 1.5(a) must have been delivered.

Section F.3 CONSENTS. All Consents required in Section C.2 of the Company
            Disclosure Schedule must have been obtained and must be in full force and effect. Complete and correct copies of all such Consents shall have been delivered to the Purchaser.

Section F.4 ADDITIONAL DOCUMENTS. The Company must have caused the following documents to be delivered to the Purchaser:

            (a) properly chopped and endorsed Share Certificates and duly completed and executed or chopped applications and other documentation necessary for the transfer of the Shares to the Purchaser in the Basic Transaction;

            (b) properly chopped and endorsed Share Certificates and duly completed and executed or chopped applications and other documentation necessary for the transfer of the Remaining Shares to the Purchaser when the Purchaser exercises the Option, such Share Certificates to be held in escrow in accordance with Section 6.5 and pending the Purchaser's exercise of the Option.

            (c) the Amended Joint Venture Agreement executed by the Company and the Sellers' Representative on behalf of each Seller;

            (d) the opinion of THY Taiwan International Law Offices, dated the Closing Date, covering the points set forth in Exhibit F.4 (a) in a form acceptable to the Purchaser;

            (e) such other documents as the Purchaser may reasonably request for the purpose of enabling their counsel to provide the opinion referred to in Section G.4(a) below;

            (f) subject to Section F.5 hereof, a fully executed or chopped original Seller POA from each Seller;

            (g) the notices to all of the directors of the Company to convene a meeting of the Company's Board of Directors in accordance with Section 4.1, previously approved by the Purchaser and ready to be sent on the first business day after the Closing Date;

            (h)   Attachment C.12(a) to the Company Disclosure Schedule; and

            (i) such other documents as the Purchaser may reasonably request for the purpose of facilitating the consummation or performance of the Basic Transaction.

SECTION F.5 MINIMUM PARTICIPATION OF SHAREHOLDERS. The shareholders of the
            Company participating in the Basic Transaction as Sellers (i.e., those who have returned duly and properly executed or chopped Seller
            POAs) must represent at least 90% of the outstanding Shares, excluding the Shares held by UIL (i.e., 74% of the total outstanding Shares of the Company).

SECTION F.6 ESCROW. Prior to the Closing Date, the Purchaser, the Sellers
            (represented by the Sellers' Representative) and the Escrow Agent shall enter into a mutually acceptable escrow agreement to govern the escrow arrangements with respect to the Purchase Price set aside for shareholders of the Company who have not become Sellers as of the Closing Date, the Share Certificates representing the Remaining Shares, the Share Certificates (or cash) held in accordance with
            Section 6.5, and the distribution to the Sellers of the proceeds of the Basic Transaction and the Purchaser's exercise of the Option, provided, however, that the fees of the Escrow Agent and expenses associated with the escrow arrangements (the "Escrow Fees and Expenses") shall be borne by the Purchaser to the extent not exceeding (including) US$25,000 and the Escrow Fees and Expenses exceeding US$25,000 shall be equally borne by the Sellers and the Purchaser (on a 50%/50% basis). Such escrow agreement shall set forth clear instructions with respect to the release of the Share Certificates or cash, provided, however, that the Purchaser shall indemnify the Sellers for any damages resulting from breaches of the escrow agreement not attributable to the Sellers, unless otherwise provided by such escrow agreement.

SECTION F.7 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or threatened against the Purchaser, or against any Person affiliated with the Purchaser, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

SECTION F.8 NO PROHIBITION. Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Purchaser or any Person affiliated with the Purchaser to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

Section F.9  THE PURCHASER'S APPROVALS. To the extent noT previously authorized by the Board of Directors of the Purchaser, the Purchaser shall have obtained any other required corporate approval or authorization, including foreign investment approval of the Investment Commission of the Ministry of Economic Affairs of the Republic of China. The Purchaser shall pursue satisfaction of this condition in good faith.

Section F.10 PARTICIPATION OF UIL. The Purchaser shall have reached agreement with and shall have signed a binding agreement with UIL regarding (a) a modified Sublicense Agreement and modified Collaborative Services Agreement or (b) a transaction that provides the same effect for the Purchaser. For the avoidance of doubt, this condition shall be deemed fully satisfied at such time that such a binding agreement has been signed by the Purchaser and UIL, irrespective of whether the closing for any transaction contemplated by such agreement has occurred.

                                   SCHEDULE G

             CONDITIONS PRECEDENT TO THE COMPANY'S AND THE SELLERS'
                              OBLIGATION TO CLOSE

            The obligation of the Sellers to sell the Shares and the Sellers and the Company to take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part if executes a writing so stating at or prior to Closing):

Section G.1 ACCURACY OF REPRESENTATIONS. All of the Purchaser's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, except for those representations and warranties made of a specified date.

Section G.2 THE PURCHASER'S PERFORMANCE. The Purchaser must have delivered each of the documents and other deliveries required to be delivered by the Purchaser pursuant to Section 1.5(b) and must have made the Cash Payment required to be made by the Purchaser the pursuant to Section 1.5(b)(i).

Section G.3 CONSENTS. All Consents required in Section E.2 of the Purchaser
            Disclosure Schedule must have been obtained and must be in full force and effect. Complete and correct copies of all such Consents shall have been delivered to the Company.

SECTION G.4 ADDITIONAL DOCUMENTS. The Purchaser must have caused the following documents to be delivered to Company and/or the

            (a) an opinion of counsel to the Purchaser, dated the Closing Date, covering the points set forth in Exhibit G.4(a) and in a form acceptable to the Sellers; and

            (b) such other documents as Company may reasonably request for the purpose of enabling its counsel to provide the opinions referred to in Section G.4(a) above;

            (c) the Amended Joint Venture Agreement, executed by the Purchaser; and

            (d) such other documents as the Company may reasonably request for the purposes of otherwise facilitating the consummation of the Basic Transaction.

Section G.5 NO PROHIBITION. There must not be in effect any Legal Requirement or
            Order that (i) prohibits the sale of the Shares of the Sellers to the Purchaser or (ii) materially contravenes or conflicts with the Company's or the Sellers' performance of the Basic Transaction.

                                   SCHEDULE H

                               GENERAL PROVISIONS

Section H.1 EXPENSES. Each party will be responsible for its own expenses in connection with the preparation, execution, and performance of this Agreement and the Basic Transaction and the Purchaser's exercise of the Option, including, without limitation, all travel and accommodation expenses of its Representatives and all third party professional expenses. The Sellers understand and agree that any Sellers' Transaction Fees incurred in connection with the Purchaser's exercise of the Option shall be deducted pro rata from the proceeds of the Exercise Price paid to each Seller.

Section H.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity to be issued by the Purchaser, the Company or any of the Sellers with respect to this Agreement or the Basic Transaction or the Purchaser's exercise of the Option will be issued, if at all, at such time and in such manner as the Purchaser and the Company shall mutually agree. Unless consented to by the Company or the Purchaser in advance or required by Legal Requirements, each Party (including each Seller) shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person; provided, however, that if applicable Legal Requirements require the Company, the Purchaser or a Seller to disclose this Agreement or the terms hereof, such party shall provide the Company and the Purchaser with five (5) business days' prior written notice of such disclosure and a copy of such disclosure. The Parties will consult with each other concerning the means by which the employees, customers, and suppliers of the Company and others having dealings with the Company will be informed of the Basic Transaction or the Purchaser's exercise of the Option, and the Purchaser will have the right to be present for any such communication.

Section H.3 CONFIDENTIALITY. The Nondisclosure Agreement, dated September 15,
            2003, entered into by the Company and the Purchaser is incorporated herein by this reference and shall remain in full force and effect by its terms.

Section H.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Party):

            Company: Unitive Semiconductor Taiwan Corporation 39 Kuang-Fu North Road
                              Hsin Chu Hsien, Taiwan, ROC
                              Attention: Daniel Teng, President
                              Telephone: +886-3-5972777 Ext.7000
                              Facsimile: +886-3-5972888

            The Sellers:      Unitive Semiconductor Taiwan Corporation
                              39 Kuang-Fu North Road
                              Hsin Chu Hsien, Taiwan, ROC
                              Attention: Ray C. Chang and/or Daniel Teng
                              Attorneys-in-Fact for the Sellers
                              Telephone: +886-3-5972777 Ext.7000
                              Facsimile: +886-3-5972888

            The Purchaser:    Amkor Technology, Inc.
                              1345 Enterprise Drive
                              West Chester, PA 19380, U.S.A.
                              Attention: General Counsel
                              Telephone: +1-610-431-9600
                              Facsimile: +1-610-431-7189

            With a copy to:   The Pamir Law Group
                              14/F, 116 Nanking East Road, Sec. 2
                              Taipei 104, Taiwan
                              Attention: Michael D. Lee
                              Telephone: (886-2) 2531-5816
                              Facsimile: (886-2) 2531-5814

Section H.5 RESOLUTION OF DISPUTES.

            (a) Amicable Settlement. All disputes in connection with the interpretation or implementation of this Agreement, or the breach, termination or invalidity hereof, so far as is reasonably possible, shall be settled amicably through friendly consultation by the Parties.

            (b) Arbitration. In the event that the Parties are unable to settle any such dispute within thirty (30) days of its submission in writing by one of the Parties, any such disputes shall be settled by final and binding arbitration in accordance with the R.O.C. Arbitration Law. The first arbitral proceeding shall take place within one hundred twenty (120) days after the due constitution of the Tribunal.

            (c) Place of Arbitration. The place of arbitration shall be in Taipei, Taiwan.

            (d) Dispute Resolution. The arbitration shall be heard and determined by a tribunal consisting of three (3) arbitrators (the "Tribunal"). Each Party shall appoint one arbitrator, and the Party-appointed arbitrators shall jointly appoint a third arbitrator who shall be the presiding arbitrator.

            (e) Binding Effect. The decision made by the Tribunal shall be final and binding on all Parties, and all Parties shall act accordingly.

            (f) Costs and Awards. The cost of arbitration shall be equally borne by the Parties, unless otherwise decided by the Tribunal, and each Party shall bear its own legal fees in connection with the arbitration proceeding. The award shall be made and shall be payable in U.S. dollars free of any tax or any other deduction. The award shall include interest from the date of any breach or other violation of this

                  Agreement. The Tribunal shall also fix an appropriate rate of interest from the date of the breach or other violation to the date when the award is paid in full.

            (g) Language. The English language shall be the prevailing language in the arbitral proceeding, and if testimony, evidence or other material presented at the arbitral proceeding is in a language other than English, the translation thereof into English shall prevail. All hearing pleadings, statements of claim or defense, awards and the reasons supporting them shall be written in English.

            (h) Continuing Performance. During such consultation or arbitration, the Parties shall, with the exception of matters in dispute, continue to perform their respective obligations pursuant to the provisions of this Agreement.

Section H.6 FURTHER ASSURANCES.

            (a) The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

            (b) In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) the Basic Transaction, (ii) the Purchaser's exercise of the Option or (iii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article VI above).

Section H.7 WAIVER. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section H.8 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended or modified except by a written agreement executed by the Party to be charged with the amendment or modification.

Section H.9  DISCLOSURE SCHEDULES.

             (a) The disclosures in the Disclosure Schedules, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

             (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

Section H.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. None of
             the Parties may assign any of its rights under this Agreement without the prior consent of the other Parties, which will not be unreasonably withheld, except that the Purchaser may assign any of its rights under this Agreement to any Related Person of the Purchaser. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and assigns.

Section H.11 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section H.12 SECTION HEADINGS, CONSTRUCTION. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to a section ("Section ") or sections ("Section ") refer to the corresponding section or sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

Section H.13 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section H.14 GOVERNING LAW. This Agreement will be governed by the laws of the Republic of China without regard to conflicts of laws principles.

Section H.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                                   SCHEDULE I

                      PRE-CLOSING COVENANTS OF THE COMPANY

            The Company covenants and agrees with the Purchaser that, at all times after the date of execution of this Agreement and before the earlier of the Closing Date or the termination of this Agreement, the Company shall comply with all covenants and provisions of this Schedule I applicable to it, except to the extent that the Purchaser may otherwise consent in writing.

SECTION I.1 ACCESS AND INVESTIGATION.

            (a) Between the date of execution of this Agreement and the Closing Date, the Company and its Representatives will (i) afford the Purchaser and its Representatives reasonable access to the Company's Representatives, properties, contracts, books and records, and other documents and data, (ii) furnish the Purchaser and Purchaser's Representatives with copies of all such contracts, books and records, and other documents and data as the Purchaser may reasonably request, (iii) furnish the Purchaser and the Purchaser's Representatives with such additional financial, operating, and other data and information as the Purchaser may reasonably request, (iv) instruct the Representatives of the Company to cooperate, to the extent reasonable, with the Purchaser and its Representatives in its investigation of the Company, and (v) otherwise cooperate with the investigation by the Purchaser and the Purchaser Representatives, and shall authorize independent certified public accountants of the Company to permit the Purchaser and Purchaser's Representatives to examine all accounting records and working papers pertaining to the Financial Information. The Purchaser and the Company will coordinate such activities in a manner so as to eliminate or reduce the disruption to the Company's businesses resulting therefrom.

            (b) No investigation pursuant to this Section I.1 shall affect or be deemed to modify any representation or warranty made by the Company or the Sellers.

SECTION I.2 OPERATION OF THE BUSINESS OF THE COMPANY. Between the date of the execution of this Agreement and the Closing Date, the Company will:

            (a) conduct the business of the Company only in the Ordinary Course of Business and otherwise refrain from any extraordinary transactions;

            (b) use its best efforts to preserve intact the current business organizations of the Company, keep available the services of the current officers, employees, and agents of the Company; and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company; and

            (c) report periodically to the Purchaser concerning the status of the business, operations, and finances of the Company.

SECTION I.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this
            Agreement, between the date of the execution of this Agreement and the Closing Date, the Company will not without the prior written consent of the Purchaser, take any affirmative action, or fail to take any reasonable action as a result of which any of the changes or events listed in Section C.17 will occur.

SECTION I.4 REQUIRED APPROVALS; COOPERATION.

            (a) As promptly as practicable after the date of this Agreement, the Company will (i) make all filings and obtain all approvals, authorizations, consents and clearances required by Legal Requirements to be made by each of them in order to consummate the Basic Transaction and (ii) obtain all approvals and consents required of any Person to consummate the Basic Transaction.

            (b) Between the date of the execution of this Agreement and the Closing Date, the Company will (i) cooperate with the Purchaser with respect to all filings that the Purchaser elects to make or are required by Legal Requirements to make in connection with the Basic Transaction, and (ii) cooperate with the Purchaser in obtaining all consents identified in Section E.2 of the Purchaser Disclosure Schedule.

Section I.5 NOTIFICATION. The Company will notify the Purchaser promptly in writing of, and contemporaneously will provide the Purchaser with true and complete copies of any and all information or documents relating to, and will use best efforts to cure before the Closing Date, any event, transaction, or circumstance occurring after the date of the execution of this Agreement that causes or will cause any covenant or agreement of the Company under this Agreement to be breached, or that renders or will render untrue any representation or warranty of the Company and/or the Sellers contained in this Agreement as if the same were made on or as of the date of such event, transaction, or circumstance. The Company also will use Best Efforts to cure, before the Closing Date, any violation or breach of any representation, warranty, covenant, or agreement made by the Company and/or the Sellers in this Agreement, whether occurring or arising before or after the date of the execution of this Agreement. No disclosure by the Company and/or the Sellers pursuant to this
            Section I.5, however, shall be deemed to amend or supplement the Company Disclosure Schedule, or to prevent or cure any misrepresentation or breach of warranty, unless consented to in writing by the Purchaser.

SECTION I.6 FURTHER ASSURANCES. The Company will use its best efforts to take all action and to do all things reasonably necessary, proper or advisable in order to consummate the Basic Transaction (including satisfaction, but not waiver, of the closing conditions set forth in Schedules F and G).

                             AMKOR TECHNOLOGY, INC.
                             1345 ENTERPRISE DRIVE
                         WEST CHESTER, PA 19380, U.S.A.

                                  July 9, 2004

Unitive Semiconductor Taiwan Corporation
39 Kuang-Fu North Road
Hsin Chu Hsien, Taiwan, ROC
Attn:   Ray C. Chang, as Chairman and Sellers' Representative

        RE:    Amendment to Stock Purchase Agreement and Loan Agreement

Dear Ray:

      This letter (this "Letter") is to confirm our understanding that Unitive Semiconductor Taiwan Corporation ("UST") and the certain shareholders who have authorized you to be the Seller's Representative (the "Sellers") have agreed to the following matters with respect to the Loan Agreement dated as of June 3, 2004 by and between Amkor Technology, Inc. ("Amkor") and UST (the "Loan Agreement") and the Stock Purchase Agreement dated as of June 3, 2004 by and among Amkor, the Sellers and UST (the "SPA"). Terms not defined herein have the meanings ascribed thereto in the SPA.

      UST, the Sellers and Amkor hereby agree as follows:

      1. Sections 1.4 and 5.1(b) of the SPA shall be amended to replace "July 2, 2004" with "August 20, 2004". Accordingly, Section 5 of the Loan Agreement shall not come into effect, if at all, until August 20, 2004.

      2. Section 4.1 of the SPA shall be deleted in its entirety and shall be replaced with the following text:

      "Not later than the Closing Date, the Company shall have called a shareholders meeting and have elected the directors and supervisors in accordance with the terms of the Amended Joint Venture Agreement. As soon as practicable after the Closing, the newly elected directors shall convene a meeting of the Board of Directors to elect one director representative of the Purchaser as Chairman of the Company."

      3. After the execution of this Letter and before the Closing, Amkor shall in good faith work with UST and the banks with which UST has outstanding loan obligations to investigate into and determine the most suitable form of guarantee or substitute arrangement acceptable by Amkor and the banks to replace Ray Chang's and Daniel Teng's existing personal guarantees. Substitute arrangements may include, and are not limited to, indemnification of Ray Chang and Daniel Teng and seeking alternative sources of financing to replace the existing bank loans. As soon as practicable after the

Closing, but no later than three (3) months after the Closing, Amkor shall put such replacement guarantees or substitute arrangements into effect. During the time between the Closing and the time that such replacement guarantees or substitute arrangements are put into effect. Amkor shall indemnify Ray Chang and Daniel Teng for claims from the banks arising out of their personal guarantees. These indemnity obligations shall be set forth in a form of indemnity letter with terms satisfactory to Amkor, Ray Chang and Daniel Teng which shall provide, among other things, that no loan payments shall be made by UST, Ray Chang or Daniel Teng without Amkor's approval.

      4. The Amended Joint Venture Agreement and Escrow Agreement shall be executed on or before the Closing by UST, Amkor and the Sellers' Representatives in substantially the form attached hereto.

      In the event of any conflict or inconsistency between the Loan Agreement and this Letter or between the SPA and this Letter, this Letter shall prevail and control. Except as amended hereby, each of the SPA and Loan Agreement remains in full force and effect. This Letter may be executed simultaneously in two or more counterparts and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Letter shall be governed by and construed under the laws of the Republic of China, and in the event of a dispute, Section H.5 of the SPA (Resolution of Disputes) shall apply to the parties hereto.

                                                Sincerely,

                                                AMKOR TECHNOLOGY, INC.

                                                By: /s/ Oleg Khaykin
                                                   --------------------------
                                                Name: OLEG  KHAYKIN
                                                Its: EVP, Corp. Dev.

   [Remainder of page intentionally left blank; Acknowledgement page follows.]

AGREED AND ACCEPTED:

UNITIVE SEMICONDUCTOR                        SELLERS' REPRESENTATIVE
TAIWAN CORPORATION                           ON BEHALF OF EACH SELLER

BY: /s/ Ray C. Chang                         By: /s/ Ray C. Chang
   ---------------------                        -------------------------
Name: Ray C. Chang                           Name: Ray C. Chang
Its: Chairman  '                             Their: Attorney-in-Fact